Exhibit 99

PRESS RELEASE

Scripps Networks Interactive reports second quarter financial results

Aug. 6, 2009

For immediate release

CINCINNATI – Scripps Networks Interactive Inc. (NYSE: SNI) today reported operating results for the second quarter 2009.

Results for the three-month period ended June 30 reflect continued strong growth in affiliate fee revenue offset by modestly lower advertising revenue for the company’s lifestyle television networks and the continuing effects of a repositioning of Shopzilla, the company’s online comparison shopping business.

Consolidated revenue for the quarter decreased 3.7 percent year over year to $391 million with total revenue from the company’s Lifestyle Media business segment up slightly for the period compared with last year.

Consolidated second quarter expenses decreased 1.1 percent year over year.

Consolidated second quarter net income attributable to Scripps Networks Interactive was $79.5 million, or 48 cents per share compared with $53.3 million, or 33 cents, in the second quarter 2008. Net income reported for the second quarter 2008 included a charge of $26.4 million, or 16 cents per share, that was related to the company’s spin-off from The E. W. Scripps Company in July of last year. Because the company was not operated independently from its former parent before July 1, 2008, prior-year net income for the period included an estimate of corporate expenses.

Consolidated segment profit for the company during the second quarter 2009 was $166 million compared with $179 million in the prior-year period. (See Note 2 for a definition of segment profit). The company generated $82.4 million in cash from continuing operating activities and $42.3 million in free cash flow during the three-month period.

From the company’s Lifestyle Media business segment, which includes HGTV and Food Network, total revenue for the period was $351 million, up slightly from $349 million in the prior-year quarter. Affiliate fee revenue increased 15 percent year over year on improved rates for HGTV and expanding distribution of all of the company’s television networks. Other television networks operated by the company include DIY Network, Fine Living Network (FLN) and Great American Country (GAC). For the full year, the company expects affiliate fee revenue to increase around 15 percent.

Advertising revenue from the Lifestyle Media segment decreased 3.8 percent in the second quarter. The rate of decline moderated sequentially from the previous quarter, reflecting improving trends in the overall advertising marketplace.

The company continued to invest in new, original programming during the period to build viewership and increase audience market share at all of its networks. Total Lifestyle Media expenses for the quarter increased 2.1 percent. The company expects full-year programming expenses to increase by 9 to 11 percent. Non-programming costs are expected to be flat to down slightly for the year.

Lifestyle Media segment profit during the second quarter was $172 million compared with $175 million during the prior year.

Revenue from the company’s Interactive Services business segment, which includes online comparison shopping services Shopzilla and BizRate, was $40.8 million during the second quarter compared with $57.2 million during the same period in 2008. Initiatives under way to reposition and differentiate Shopzilla’s products are starting to show positive trends. Most notably, leads to Shopzilla merchant partners in the quarter grew 14 percent year over year. This qualified lead volume metric is important because it measures the value Shopzilla is delivering to its direct merchant partners, as well as the level of engagement that consumers are having with the core content on its branded comparison shopping Web sites at BizRate.com and Shopzilla.com.

In addition to the revenue tradeoffs associated with the competitive repositioning, Shopzilla’s results were held back by continued weak consumer demand for retail products and the effects of a less-favorable sponsored-link revenue sharing agreement with Google. uSwitch results are being reported as discontinued operations. The company announced during the quarter that it is seeking a buyer for the energy-switching subsidiary.

Interactive Services expenses declined 24 percent during the second quarter as the company continued to scale the business to match market conditions.

Interactive Services segment profit was $7.3 million in the second quarter compared with $12.9 million during the same period a year earlier. The company expects Shopzilla segment profit to be above $30 million for the full year.

“The resilience and popularity of our audience-engaging franchises led to a solid operating performance in the second quarter,” said Kenneth W. Lowe, chairman, president and chief executive officer of Scripps Networks Interactive. “We continued to demonstrate our dominance in the core food and shelter content categories, which led to total revenue growth in our Lifestyle Media business segment. In the second quarter, robust affiliate fee growth offset a modest decline in advertising for our core television networks. Food Network and DIY Network, in particular, performed extremely well during the quarter, delivering all-time highs in primetime audiences. HGTV delivered a strong audience as well, as creative programming enhancements we’ve made clearly are resonating with shelter content fans.

“In our Interactive Services segment, Shopzilla achieved another profitable quarter. We’re beginning to see positive results from the strategic repositioning of the business that we initiated to make it more competitive and sustainable. We’re making progress enhancing customer satisfaction, expanding comprehensive product search content, and delivering greater value to merchants who partner with us for leads.”

Here are second-quarter results by operating segment:

Lifestyle Media

Lifestyle Media affiliate fee revenue grew 15 percent to $80.0 million. Advertising revenue was $261 million, down 3.8 percent.

Total expenses increased 2.1 percent. Programming expenses increased 9.1 percent to $78.1 million. Non-programming costs decreased 2.7 percent to $100 million.

Lifestyle Media segment profit was $172 million compared with $175 million in the prior-year period.

Operating revenue at HGTV was $164 million, up 0.4 percent. HGTV now reaches 98 million subscribers compared with about 95 million at the end of the second quarter 2008.

Food Network operating revenue was $128 million, up 1.7 percent. Food Network reaches 98 million subscribers, up from about 96 million at the end of the second quarter 2008.

Revenue at DIY Network was up 5.6 percent to $18.1 million. DIY can be seen in about 51 million households, up from about 48 million households a year ago.

Fine Living Network (FLN) revenue was $11.0 million, down 23 percent, reflecting lower-than-anticipated audience levels since becoming a rated network at the beginning of the year. Fine Living reaches 55 million households vs. 50 million households last year.

Revenue at Great American Country (GAC) increased 4.3 percent to $6.7 million. Great American Country can be seen in about 56 million homes compared with about 54 million homes a year ago.

Revenue from the Lifestyle Media segment’s interactive businesses (SN Digital) was $20.8 million, down 0.9 percent.

Interactive Services

Interactive Services revenue was $40.8 million compared with $57.2 million.

Segment expenses decreased 24 percent to $33.5 million.

Segment profit was $7.3 million compared with $12.9 million.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s second quarter results during a telephone conference call at 10 a.m. EDT today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investor Relations link at the top of the page. The webcast link can be found next to the microphone icon.

To access the conference call by telephone, dial 1-800-230-1092 (U.S.) or 612-288-0340 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, “second quarter earnings report,” to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12 p.m. EDT Aug. 6 until 11:59 p.m. EDT Aug. 13. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 996741. A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose Investor Relations, then follow the Audio Archives link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-3 of its 2008 Form 10-K filed with the Securities and Exchange Commission.

The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive Inc. is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion Web sites and broadband vertical channels. The company’s media portfolio includes: Lifestyle Media, with popular lifestyle television and Internet brands HGTV, Food Network, DIY Network, Fine Living Network (FLN) and country music network Great American Country (GAC); and Interactive Services, with leading online search and comparison shopping services BizRate and Shopzilla.

###

Contact:

Mark Kroeger, Scripps Networks Interactive Inc., 513-824-3227

E-mail: mark.kroeger@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
(in thousands, except per share data)	2009	2008	Change	2009	2008	Change
Operating revenues	$391,272	$406,460	(3.7)%	$747,048	$781,171	(4.4)%
Costs and expenses	(225,129)	(227,572)	(1.1)%	(441,682)	(451,756)	(2.2)%
Depreciation and amortization of intangible assets	(19,503)	(16,242)	20.1%	(37,904)	(31,972)	18.6%
Gains (losses) on disposal of PP&E	2	(71)		(69)	(835)	(91.7)%

Operating income	146,642	162,575	(9.8)%	267,393	296,608	(9.8)%
Interest expense	(399)	(5,273)	(92.4)%	(736)	(11,110)	(93.4)%
Equity in earnings of affiliates	5,868	5,083	15.4%	7,961	8,759	(9.1)%
Losses on repurchases of debt		(26,380)			(26,380)
Miscellaneous, net	240	(108)		600	(1,102)

Income from continuing operations before income taxes	152,351	135,897	12.1%	275,218	266,775	3.2%
Provision for income taxes	(47,504)	(58,647)	(19.0)%	(88,905)	(101,918)	(12.8)%

Income from continuing operations, net of tax	104,847	77,250	35.7%	186,313	164,857	13.0%
Income (loss) from discontinued operations, net of tax	(994)	455		(2,561)	1,620

Net income	103,853	77,705	33.7%	183,752	166,477	10.4%
Less: net income attributable to noncontrolling interests	(24,329)	(24,433)	(0.4)%	(44,100)	(46,700)	(5.6)%

Net income attributable to SNI	$79,524	$53,272	49.3%	$139,652	$119,777	16.6%

Diluted income per share:
Income from continuing operations attributable to SNI common shareholders	$0.49	$0.32		$0.87	$0.72
Income (loss) from discontinued operations, net of tax, attributable to SNI common shareholders	(0.01)	0.00		(0.02)	0.01

Net income attributable to SNI common shareholders	$0.48	$0.33		$0.85	$0.73

Weighted average diluted shares outstanding (1)	164,396	163,466		164,159	163,466

Amounts attributable to SNI:
Income from continuing operations	$80,518	$52,817		$142,213	$118,157
Income (loss) from discontinued operations, net of tax	(994)	455		(2,561)	1,620

Net income attributable to SNI	$79,524	$53,272		$139,652	$119,777

For comparison purposes, results in the first half of 2008 include estimates of Scripps Networks Interactive’s portion of The E. W. Scripps Company’s corporate expenses for those periods. Such estimates are not representative of our costs as a stand-alone company.

(1)	For the quarter and year-to-date periods of 2008, diluted EPS was computed using the number of common shares outstanding on the spin-off-date.

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)	As of
	June 30,	December 31,
(in thousands, except per share data)	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$9,718	$9,970
Short-term investments	41,965	2,703
Accounts and notes receivable (less allowances: 2009- $4,255; 2008- $5,014)	348,876	368,593
Programs and program licenses	241,208	238,319
Assets of discontinued operations	22,271	22,068
Other current assets	30,743	13,651

Total current assets	694,781	655,304
Investments	42,405	40,279
Property, plant and equipment, net	206,170	191,414
Goodwill	424,213	424,213
Other intangible assets, net	93,111	103,628
Programs and program licenses (less current portion)	223,712	235,967
Unamortized network distribution incentives	91,877	107,796
Other non-current assets	18,030	14,607

Total Assets	$1,794,299	$1,773,208

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9,593	$13,231
Program rights payable	16,919	15,240
Customer deposits and unearned revenue	12,866	11,045
Employee compensation and benefits liabilities	29,444	35,259
Accrued marketing and advertising costs	9,048	16,695
Liabilities of discontinued operations	9,171	10,905
Other accrued liabilities	52,988	66,277

Total current liabilities	140,029	168,652
Deferred income taxes	136,597	131,903
Long-term debt		80,000
Other liabilities (less current portion)	114,557	104,239

Total liabilities	391,183	484,794

Redeemable noncontrolling interest	9,400	9,400

Equity:
SNI shareholders’ equity:
Preferred stock, $.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $.01 par:
Class A- authorized: 240,000,000 shares; issued and outstanding: 2009 - 128,785,046 shares; 2008 - 127,184,107 shares	1,288	1,272
Voting - authorized: 60,000,000 shares; issued and outstanding: 2009 - 36,398,226 shares; 2008 - 36,568,226 shares	364	366

Total	1,652	1,638
Additional paid-in capital	1,239,513	1,219,930
Retained earnings (deficit)	(5,743)	(120,774)
Accumulated other comprehensive income	36,131	31,487

Total SNI shareholders’ equity	1,271,553	1,132,281
Noncontrolling interests	122,163	146,733

Total equity	1,393,716	1,279,014

Total Liabilities and Equity	$1,794,299	$1,773,208

SCRIPPS NETWORKS INTERACTIVE, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(unaudited)	Six months ended
	June 30,
(in thousands)	2009	2008
Cash Flows from Operating Activities:
Net income	$183,752	$166,477
Loss (income) from discontinued operations, net of tax	2,561	(1,620)

Income from continuing operations, net of tax	186,313	164,857
Adjustments to reconcile income from continuing operations, net of tax, to net cash flows from operating activities:
Depreciation and other intangible assets amortization	37,904	31,972
Programs and program licenses costs	149,276	129,155
Program payments	(138,231)	(146,882)
Amortization of network distribution costs	19,134	16,545
Capitalized network distribution incentives	(3,676)	(2,179)
Losses on repurchases of debt		26,380
Equity in earnings of affiliates	(7,961)	(8,759)
Dividends received from equity investments	9,909	1,668
Stock and deferred compensation plans	10,352	8,157
Deferred income taxes	11,692	25,578
Prepaid and accrued pension expense	4,816	3,948
Changes in certain working capital accounts:
Accounts receivable	19,873	(25,360)
Other assets	62	(1,433)
Accounts payable	(3,645)	2,416
Accrued employee compensation and benefits	(5,872)	(9,321)
Accrued income taxes	(13,857)	(1,801)
Other liabilities	(32,311)	(15,923)
Other, net	4,133	20,114

Net cash provided by (used in) continuing operating activities	247,911	219,132
Net cash provided by (used in) discontinued operating activities	(2,520)	6,525

Net operating activities	245,391	225,657

Cash Flows from Investing Activities:
Acquisitions of property, plant and equipment	(40,411)	(23,563)
Increase in short-term investments	(38,697)	(13,141)
Other, net	(1,933)	(241)

Net cash provided by (used in) continuing investing activities	(81,041)	(36,945)
Net cash provided by (used in) discontinued investing activities	(677)	(2,095)

Net investing activities	(81,718)	(39,040)

Cash Flows from Financing Activities:
Increase in long-term debt		325,000
Payments on long-term debt	(80,000)	(506,303)
Bond redemption premium payment		(22,517)
Dividends paid to SNI common shareholders	(24,621)
Dividends paid to noncontrolling interest	(69,811)	(56,183)
Change in parent company investment, net		96,457
Proceeds from stock option exercises	13,300
Other, net	(2,758)

Net financing activities from continuing operations	(163,890)	(163,546)

Effect of exchange rate changes on cash and cash equivalents	(35)	197

Increase (decrease) in cash and cash equivalents	(252)	23,268
Cash and cash equivalents:
Beginning of year	9,970	12,532

End of period	$9,718	$35,800

Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$543	$10,206
Income taxes paid	85,681	71,496

Notes to Results of Operations

1. OTHER CHARGES AND CREDITS

In the second quarter of 2008, E. W. Scripps redeemed their outstanding notes which were previously allocated to us in our combined financial statements. The associated loss on extinguishment from such redemption, which was not expected to be deductible for income tax purposes, was allocated to us in our statement of operations resulting in a reduction to year-to-date net income of $26.4 million, $.16 per share.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Lifestyle Media includes five national television networks, Internet businesses and other electronic content services primarily in the United States. Our networks also operate domestically and internationally through licensing agreements with other entities. We own approximately 69% of Food Network and approximately 94% of Fine Living Network (“FLN”).

Interactive Services includes our online comparison shopping service, Shopzilla, and its related online comparison shopping brand, BizRate. Shopzilla and BizRate are product comparison shopping services that help consumers find products offered for sale on the Web by online retailers. Shopzilla and BizRate also operate a Web-based consumer feedback network which collects millions of consumer reviews of stores and products each year.

Our chief operating decision maker (as defined by FAS No. 131, “Segment Reporting”) evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America. Refer to Note 4—Non-GAAP Financial Measures, for reconciliations to GAAP measures.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our results of operations is as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2009	2008	Change	2009	2008	Change

Segment operating revenues:
Lifestyle Media	$350,531	$349,223	0.4%	$661,216	$660,059	0.2%
Interactive Services	40,770	57,237	(28.8)%	85,902	121,112	(29.1)%
Intersegment eliminations	(29)			(70)

Total operating revenues	$391,272	$406,460	(3.7)%	$747,048	$781,171	(4.4)%

Segment profit (loss):
Lifestyle Media	$172,365	$174,762	(1.4)%	$318,441	$318,134	0.1%
Interactive Services	7,318	12,938	(43.4)%	14,299	30,796	(53.6)%
Corporate	(13,540)	(8,812)	53.7%	(27,374)	(19,515)	40.3%

Total segment profit	166,143	178,888	(7.1)%	305,366	329,415	(7.3)%
Depreciation and amortization of intangible assets	(19,503)	(16,242)	20.1%	(37,904)	(31,972)	18.6%
Gains (losses) on disposal of PP&E	2	(71)		(69)	(835)	(91.7)%
Interest expense	(399)	(5,273)	(92.4)%	(736)	(11,110)	(93.4)%
Equity in earnings of affiliates	5,868	5,083	15.4%	7,961	8,759	(9.1)%
Losses on repurchases of debt		(26,380)			(26,380)
Miscellaneous, net	240	(108)		600	(1,102)

Income from continuing operations before income taxes	$152,351	$135,897	12.1%	$275,218	$266,775	3.2%

Corporate costs in 2008 reflect an estimate of SNI’s portion of The E. W. Scripps Company’s corporate expenses. Corporate expenses in 2009 include one-time costs related to the spin-off that totaled $2.0 million in the second quarter and $5.7 million for the year-to-date period.

3. SUPPLEMENTAL FINANCIAL INFORMATION

Our Lifestyle Media division earns revenue primarily from the sale of advertising time in our national television networks’ programming, affiliate fees paid by cable and satellite television operators that carry our network programming, the licensing of its content to third parties, the licensing of its brands for consumer products such as books and kitchenware, and from the sale of advertising on our Lifestyle Media affiliated Web sites (SN Digital).

Supplemental information for Lifestyle Media is as follows:

(in thousands)	Three months ended June 30,			Six months ended June 30,
	2009	2008	Change	2009	2008	Change

Operating revenues by brand:

HGTV	$163,515	$162,848	0.4%	$307,378	$304,347	1.0%
Food Network	128,371	126,221	1.7%	244,627	245,485	(0.3)%
DIY	18,121	17,152	5.6%	33,449	31,332	6.8%
FLN	10,992	14,217	(22.7)%	22,703	26,764	(15.2)%
GAC	6,742	6,463	4.3%	12,825	12,198	5.1%
SN Digital	20,822	21,014	(0.9)%	36,483	37,709	(3.3)%
Other/intersegment eliminations	1,968	1,308	50.4%	3,751	2,224	68.6%

Operating revenues by type:

Advertising	$261,004	$271,254	(3.8)%	$485,579	$506,747	(4.2)%
Affiliate fees, net	80,044	69,684	14.9%	159,119	137,114	16.0%
Other	9,483	8,285	14.5%	16,518	16,198	2.0%

Subscribers (1):

HGTV				98,000	95,300	2.8%
Food Network				98,300	95,600	2.8%
DIY				51,200	47,600	7.6%
FLN				54,900	50,000	9.8%
GAC				56,500	54,100	4.4%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks, with the exception of FLN in 2008, which was not yet rated by Nielsen and represented comparable amounts calculated by us.

4. NON-GAAP FINANCIAL MEASURES

In addition to the results prepared in accordance with GAAP provided in this release, the Company has presented segment profit and free cash flow. A reconciliation of segment profit to operating income determined in accordance with accounting principles generally accepted in the United States of America for each business segment is as follows:

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Operating income	$146,642	$162,575	$267,393	$296,608
Depreciation and amortization of intangible assets:
Lifestyle Media	9,042	6,853	17,611	13,644
Interactive Services	10,227	9,317	19,941	18,221
Corporate	234	72	352	107
Losses (gains) on disposal of PP&E:
Lifestyle Media			55	764
Interactive Services	(2)		14
Corporate		71		71

Total segment profit	$166,143	$178,888	$305,366	$329,415

The Company defines free cash flow as cash provided by operating activities less dividends paid to noncontrolling interests and acquisitions of property, plant and equipment. The Company measures free cash flow as it believes it is an important indicator for management and investors as to the Company’s liquidity, including its ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

(in thousands)	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Segment profit	$166,143	$178,888	$305,366	$329,415
Income taxes paid	(83,048)	(32,013)	(85,681)	(71,496)
Interest paid	(302)	(4,550)	(543)	(10,206)
Working capital and other	(358)	(15,667)	28,769	(28,581)

Cash provided by continuing operating activities	82,435	126,658	247,911	219,132
Dividends paid to noncontrolling interest	(17,087)		(69,811)	(56,183)
Acquisitions of property, plant and equipment	(23,046)	(12,926)	(40,411)	(23,563)

Free cash flow	$42,302	$113,732	$137,689	$139,386

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.